EXHIBIT 99.1
EZCORP COMPLETES INVESTMENT IN CASH CONVERTERS
AUSTIN, Texas (November 5, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has completed its acquisition of 108,218,000 newly issued ordinary shares of Cash Converters International Limited, a public company headquartered in Perth, Australia. EZCORP paid AUS $0.50 per share, for a total investment of AUS $54,109,000 (approximately $49.4 million U.S.), and now owns approximately 30% of the outstanding ordinary shares of Cash Converters. The Cash Converters shares are listed on the Australian Stock Exchange (symbol, “CCV”) and the London Stock Exchange (symbol, “CCVU”). On November 4, 2009, the closing sales price on the Australian Stock Exchange was AUS $0.54. Completion of the investment follows approval of the transaction by the shareholders of Cash Converters at a general meeting of shareholders held on October 29 in Perth.
Cash Converters franchises and operates a worldwide network of about 500 financial services and retail stores, which provide pawn loans, short-term unsecured loans, and other consumer finance products, and buy and sell used merchandise. Cash Converters opened its first retail outlet in 1984 and has been franchising stores worldwide for over twenty years. Cash Converters has developed a globally recognized brand, has successfully expanded their international presence, and has introduced a number of innovative financial products and services, most recently short-term secured and unsecured consumer loans. Cash Converters now owns and operates 17 locations in Australia and 21 locations in the United Kingdom, and has more than 450 franchised stores in 21 countries, including 119 in Australia, 116 in the United Kingdom and significant presences in Spain, South Africa and France. During the past several years, Cash Converters has been buying back franchised locations and converting them into company operated stores. The proceeds of the EZCORP investment will be used to accelerate this buy back activity, as well as increase the Cash Converters portfolio of short-term consumer loans in Australia and the U.K.
The terms of the investment limit the size of the Cash Converters board of directors to a total of five members and entitle EZCORP to nominate two of those five directors. In connection with completion of the investment, William C. Love and Joseph J. Beal, both members of the EZCORP board of directors, have been appointed to serve on the Cash Converters board. The other members of the Cash Converters board are Reginald Webb (Non-Executive Chairman), Peter Cumins (Managing Director of Cash Converters) and John Yeudall (an independent director). In addition, the terms of the investment provide that one of EZCORP’s board nominees may fill the position of chairman of the board if and when that position becomes vacant. The right to maintain two board nominees and to fill the position of Chairman will continue so long as EZCORP owns at least 20% of the outstanding Cash Converters shares.
Joe Rotunda, EZCORP’s President and Chief Executive Officer, stated: “We are excited about this opportunity to expand EZCORP’s global presence and visibility. Combined with the ongoing significant expansion of our store-front footprint in Mexico and Canada, as well as our significant investment in Albemarle & Bond in the U.K., this investment provides strategic diversification and access to additional global market opportunities. We believe that Cash Converters’ profitability and rate of growth can be enhanced with the benefit of our operational expertise, strategic advice, and capital resources. We have developed an excellent relationship with the Cash Converters leadership team and look forward to working with them in a mutually beneficial, long-term partnership.”
For the year ended June 30, 2009, Cash Converters reported revenue of AUS $94.4 million (a 27% increase over the prior year), net profit of AUS $16.2 million (a 6.5% increase), and basic earnings per share of AUS $0.0677 (an increase of 7.8%) For the year, Cash Converters paid dividends of AUS $0.03 per share. Further information about Cash Converters is available through their website at www.cashconverters.com.
EZCORP funded the investment primarily with cash on hand and expects the investment to be immediately accretive to earnings.
About EZCORP
EZCORP provides loans or credit services to customers who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. The Company also offers a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans.
At September 30, 2009, EZCORP operated a total of 910 locations in the U.S., Mexico and Canada, consisting of 369 U.S. pawnshops, 62 pawnshops in Mexico, 477 U.S. loan stores and 2 loan stores in Canada. The Company also has significant investments in Albemarle & Bond Holdings PLC, one of the U.K.’s largest pawnbroking businesses with 115 stores, and Cash

Converters International Limited, which franchises and operates approximately 500 locations worldwide.
This announcement contains forward-looking statements, including Cash Converters’ planned use of investment proceeds, the expected impact of EZCORP’s investment and relationship on Cash Converters’ profitability and growth, and the expected earnings accretion for EZCORP. These statements are based on EZCORP’s current expectations. Actual results may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry. For a discussion of various factors affecting EZCORP’s business and prospects, see EZCORP’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.

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